Consent of Independent Registered Public Accounting Firm
The Board of Directors
Tiptree Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-219947) on Form S-1, (Nos. 333-190515, 333-200186, 333-206454 and 333-214394) on Form S-3 and (Nos. 333-218827 and 333-192501) on Form S-8 of Tiptree Inc. of our report dated March 13, 2017, except for Notes 4B and 4C, as to which the date is March 14, 2018, with respect to the consolidated balance sheet of Tiptree Inc. as of December 31, 2016, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2016, and related financial statement schedule, which report appears in the December 31, 2017 annual report on Form 10-K of Tiptree Inc.

/s/ KPMG LLP
March 14, 2018